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
Amendment No. 1 dated February 26, 1996 to
Pricing Supplement dated February 21, 1996                        Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

______________________________________________________________________________________


Principal Amount:  $100,000,000             Trade Date: February 21, 1996
Issue Price: See  Plan of Distribution    Original Issue Date: February 26, 1996
Interest Rate:  5.00%                       Net Proceeds to Issuer:  $99,870,000
Interest Payment Dates: August 26, 1996     Principal's Discount or
            and February 26, 1997            Commission:  0.13%
Stated Maturity Date: February 26, 1997


______________________________________________________________________________________





Day Count Convention:
    [x]  30/360 for the period from February 26, 1996 to February 26,1997
    [ ]  Actual/365 for the period from               to
    [ ]  Other (see attached)                         to

Redemption:
    [x] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ] The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  Not applicable
        Initial Redemption Percentage Price:  Not applicable
        Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                          ___________________________
                                Lehman Brothers


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                       ADDITIONAL TERMS OF THE NOTES


Plan of Distribution

               Lehman Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.87% of their principal amount. Lehman Brothers Inc. may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purpose of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Lehman Brothers Inc. After the initial public offering of the Notes, the public offering price may be changed by Lehman
Brothers Inc.

              Under the terms and conditions of the Distribution
Agreement, Lehman Brothers Inc. is committed to take and pay for all of the Notes offered hereby if any are taken.